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EXHIBIT 3

4.01 - Specimen Common Stock Certificate

                                COMMON STOCK

NUMBER                                                              SHARES
 XXX                                                              **XXX,XXX**

             INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

                            QUILL INDUSTRIES, INC.
           200,000,000 SHARES OF COMMON STOCK @ $0.001 PAR VALUE

This Certifies that      XXXXXXXXXXXXXXXXXXXXXXXXXXXXX  is the registered
holder of             ***XXXXXXXXXXXXXXXXXXXXXXXXXXXXX***    of the Common
Capital Stock of Quill Industries, Inc., transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed. In Witness Whereof, the said Corporation has caused this certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunder affixed this XXX day of XXXXX A.D. XXXX.

President /S/ R. Lee Matzig             Secretary /S/ Roman Isip









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4.02 - Specimen Preferred Stock Certificate

                             PREFERRED STOCK
NUMBER                                                              SHARES
 XXX                                                              **XXX,XXX**

             INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

                            QUILL INDUSTRIES, INC.
          1998 SERIES A CONVERTIBLE PREFERRED STOCK @ $0.001 PAR VALUE

This Certifies that     XXXXXXXXXXXXXXXXXXXXXXXXXXXXX    is the registered
holder of           *****XXXXXXXXXXXXXXXXXXXXXXXXXXX*****    of the Preferred
Capital Stock of Quill Industries, Inc., transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed. In Witness Whereof, the said Corporation has caused this certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunder affixed this XXX day of XXXXX A.D. 19XX.

President /S/ R. Lee Matzig             Secretary /S/ Roman Isip


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4.03 - DESIGNATION OF RIGHTS, PREFERENCES, AND PRIVILEGES FOR THE 1998 SERIES
       A CONVERTIBLE PREFERRED STOCK OF QUILL INDUSTRIES, INC.


     Pursuant to the provisions of the Nevada Revised Statutes, section 78.195 of the corporation laws of the state of Nevada, the undersigned corporation hereby adopts the following Designation of Rights, Privileges, and Preferences of the 1998 Series A Convertible Preferred Stock (the "Designation"):

      FIRST:      The name of the Corporation is QUILL INDUSTRIES, INC.

      SECOND:     The following resolution establishing a series of
Convertible Preferred stock designated as the "1998 Series A Convertible Preferred Stock" consisting of 100,000 shares, $0.001 par value, was duly adopted by the unanimous consent of the board of directors of the Corporation on March 25, 1998, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of Nevada:

     RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "1998 Series A Convertible Preferred Stock" consisting of 100,000 shares, $0.001 par value, with the following powers, preferences, rights, qualifications, limitations, and restrictions:

     1.     Liquidation.
            ------------

            1.01 In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 1998 Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $2.50 per share plus all unpaid dividends, whether or not previously declared, accrued thereon to the date of final distribution. No distribution shall be made on any common stock or other series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any 1998 Series A Convertible Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 1.01.

            1.02 If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of 1998 Series A Convertible Preferred Stock shall be insufficient to pay the holders of outstanding 1998 Series A Convertible Preferred Stock the full amounts to which they otherwise would be entitled under subsection 1.01, the assets of the Corporation available for distribution to holders of the 1998 Series A Convertible Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of 1998 Series A Convertible Preferred Stock held by each such holder.

     2. Voting Rights.  The 1998 Series A Convertible Preferred Stock shall be
        -------------
voted with the Common Stock of the Corporation as a single class and each share of the 1998 Series A Convertible Preferred Stock shall have a vote equal to the same number of shares of Common Stock to which the 1998 Series A Convertible Preferred Stock is convertible. (If an adjustment occurs pursuant



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to subsection 5.04, then the voting rights shall be changed in a like ratio in the manner set forth in that subsection.) The 1998 Series A Convertible Preferred Stock shall not be entitled to vote as a separate class, except to the extent that the consent of the holders of the 1998 Series A Convertible Preferred Stock, voting as a class, is specifically required by the provisions of the corporate law of the state of Nevada, as now existing or as hereafter amended.

     3.     Subordination.  Any payment of any dividends or any redemption
            -------------
hereunder shall be subordinated to payment in full of all Senior Debt as defined herein. "Senior Debt" shall mean the principal of and premium, if any, and interest on all indebtedness of the Corporation to any financial institution, including, but not limited to, (i) banks whether currently outstanding or hereinafter created and whether or not such loans are secured or unsecured; (ii) any other indebtedness, liability, obligation, contingent or otherwise of the Corporation to guarantee endorsement of the contingent obligation with respect to any indebtedness, liability, or obligation whether created, assumed, or occurred by the Corporation and after the date of the creation of the 1998 Series A Convertible Preferred Stock, which is, when created, specifically designated by the Corporation as Senior Debt; and (iii) any refunding, renewals, or extensions of any indebtedness or similar obligations described as Senior Debt in subparagraphs (i) and (ii) above.

      4.     Dividends.
             ----------

      4.01 The Corporation shall pay to the holders of the 1998 Series A Convertible Preferred Stock out of the assets of the Corporation at any time available for the payment of dividends at the times and in the amounts provided for in this section 4.

      4.02 The holders of record of shares of the 1998 Series A Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, a non-cumulative cash dividends at the rate of $0.20 per share per annum, when and if declared by the Corporation's board of directors. Such dividend, when declared, shall be in preference to pro rata dividends on the Common Stock of the Corporation and all other shares of preferred stock of the Corporation which by their terms are expressly made junior as to dividends to this 1998 Series A Convertible Preferred Stock. No dividends shall be declared or paid on the Common Stock of the Corporation during any period which the Corporation has failed to pay the dividends on this 1998 Series A Convertible Preferred Stock.

     4.03 Any payment of dividends declared and due under this section 4 with respect to any shares of the 1998 Series A Convertible Preferred Stock shall be made by means of a check drawn on funds immediately available for the payment thereof to the order of the holder of such share at the address for such record holder shown on the stock records maintained by or for the Corporation, which check shall be mailed by United States first class mail, postage prepaid. Any such payment shall be deemed to have been paid by the Corporation on the date that such payment is deposited in the United States mail as provided above; provided, that in the event the check or other medium by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.



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            4.04  Registration of transfer of any share of the 1998 Series A
Convertible Preferred Stock on the stock records maintained by or for the Corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any declared but unpaid dividends as of the date of transfer, and the Corporation shall have no further obligation to the transferor with respect to such unpaid dividends.

     5.     Conversion.
            -----------

            5.01 Each share of the 1998 Series A Convertible Preferred Stock is convertible into common stock, $0.001 par value (the "Common Stock"), of the Corporation at the times, in the manner, and subject to the conditions provided in this section 5.

            5.02 Each share of the 1998 Series A Convertible Preferred Stock may be converted at any time at the election of the holder of the presentation and surrender of the certificate representing the share, duly endorsed, with written instructions specifying the number of shares of the 1998 Series A Convertible Preferred Stock to be converted and the name and address of the person to whom certificate(s) representing the Common Stock issuable on conversion are to be issued at the principal office of the Corporation.

            5.03 Each share of 1998 Series A Convertible Preferred Stock may be convertible into Common Stock of the Corporation at the rate of one (1) share of Common Stock for each shares of 1998 Series A Convertible Preferred Stock (the "Conversion Rate"). The conversion rate shall be subject to adjustment pursuant to subsection 5.04.

            5.04 In order to prevent dilution of the rights granted hereunder, the Conversion Rate and liquidated voting rights shall be subject to adjustment from time to time in accordance with this subsection 5.04.

                 (a) In the event the Corporation shall declare a dividend or make any other distribution on any capital stock of the Corporation payable in Common Stock, options to purchase Common Stock, or securities convertible into Common Stock of the Corporation shall at any time subdivide (other than by means of a dividend payable in Common Stock) its outstanding shares of Common Stock into a greater number of shares or combine such outstanding stock into a smaller number of shares, then in each such event, the Conversion Rate in effect immediately prior to such combination shall be adjusted so that the holders of the 1998 Series A Convertible Preferred Stock shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation which they would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of the 1998 Series A Convertible Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto; an adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date for such event.

                 (b) If any capital reorganization or reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holder of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful adequate provisions shall be made whereby the holders of the 1998 Series A Convertible Preferred Stock shall thereafter, subject to prior redemption by the Corporation, have the right to acquire and receive on conversion of the 1998 Series A Convertible Preferred Stock such shares of stock, securities, or assets as would have been issuable or payable ( as part of the reorganization, reclassification, consolidation, merger, or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received on conversion of the 1998 Series A Convertible Preferred Stock immediately before such reorganization, reclassification, consolidation, merger, or sale. In any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the 1998 Series A Convertible Preferred Stock to the end that the provisions hereof (including without limitations provisions for adjustments of the Conversion rate and for the number of shares issuable on conversion of the 1998 Series A Convertible Preferred Stock) shall thereafter be applicable in relation to any shares of stock, securities, or assets thereafter deliverable on the conversion of the 1998 Series A Convertible Preferred Stock. In the event of a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of its assets as a result of which a number of shares of Common Stock of the surviving or purchasing corporation greater or lesser than the number of shares of Common Stock of the Corporation outstanding immediately prior to such merger, consolidation, or purchase are issuable to holders of Common Stock of the Corporation, then the Conversion Rate in effect immediately prior to such merger, consolidation, or purchase shall be adjusted in the same manner as though there was a subdivision or combination of the outstanding shares of Common Stock of the Corporation.

                 (c) No adjustment shall be made in the Conversion Rate of the number of shares of Common Stock issuable on conversion of 1998 Series A Convertible Preferred Stock:

                          (i)  In connection with the offer and sale of any
shares of 1998 Series A Convertible Preferred Stock;

                         (ii)  In connection with the issuance of any Common
Stock, securities, or assets on conversion or redemption of shares of 1998 Series A Convertible Preferred Stock;

                        (iii) In connection with the issuance of any shares of Common Stock, Securities, or assets on account of the anti-dilution provisions set forth in this subsection 5.04;

                         (iv)  In connection with the purchase or other
acquisition by the Corporation of any capital stock, evidence of its indebtedness, or other securities of the Corporation; or

                          (v)  In connection with the sale or exchange by the
Corporation of any Common Stock, evidence of its indebtedness, or other securities of the Corporation, including securities containing the right to subscribe for or purchase Common Stock or other preferred stock of the Corporation.

            5.05 The Corporation covenants and agrees that:

                 (a) The shares of Common Stock, securities, or assets issuable on any conversion of any shares of 1998 Series A Convertible Preferred Stock shall have been deemed to have been issued to the person on

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the Conversion Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock, securities, or assets.

                 (b) All shares of Common Stock or other securities which may be issued on any conversion of the 1998 Series A Convertible Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be requisite to assure that the par value of the unissued Common Stock or other securities acquirable on any conversion of the 1998 Series A Convertible Preferred Stock is at all times equal to or less than the amount determined by dividing the par value of a share of 1998 Series A Convertible Preferred Stock by the number of shares of Common Stock or other securities issuable on conversion of such share.

                 (c) The issuance of certificates for Common Stock or other securities on conversion of the 1998 Series A Convertible Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the 1998 Series A Convertible Preferred Stock and the related issuance of Common Stock or other securities.

     6.     Redemption
            ----------

            6.01 Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Corporation shall have the right to redeem shares of the 1998 Series A Convertible Preferred Stock on the following terms and conditions.

            6.02 Shares of the 1998 Series A Convertible Preferred Stock are subject to redemption by the Corporation at any time after March 25, 1999, pursuant to written notice of redemption given to the holders thereof on not less than 30 days, specifying the date on which the 1998 Series A Convertible Preferred Stock shall be redeemed (the "Redemption Date"). Subsequent to notice of redemption and prior to the Redemption Date, shares of 1998 Series A Convertible Preferred Stock may still be converted to Common Stock pursuant to section 5. The Corporation may redeem a portion or all of the issued and outstanding shares of 1998 Series A Convertible Preferred Stock; provided, that in the event that less than all of the outstanding shares of 1998 Series A Convertible Preferred Stock are redeemed, such redemption shall be pro rata determined on the basis of the number of shares of 1998 Series A Convertible Preferred Stock held by each holder reflected on the stock records of the Corporation and the total number of shares of 1998 Series A Convertible Preferred Stock outstanding.

            6.03 The redemption price for each share of 1998 Series A convertible Preferred Stock shall be $2.50 per share plus any unpaid dividends, if applicable, on such share as of the Redemption Date (the "Redemption Price"). The Redemption Price shall be paid in cash.

            6.04 Redemption of the 1998 Series A Convertible Preferred Stock shall be made in the following manner:

                 (a) The Corporation shall notify the transfer agent of the Corporation's Common Stock (the "Transfer Agent"), of its intention to redeem the 1998 Series A Convertible Preferred Stock. Such notice shall include a list of all holders of the 1998 Series A Convertible Preferred Stock outstanding as of the most recent practicable date and a statement of the number of shares of 1998 Series A Convertible Stock to be redeemed and the manner in which the Redemption Price is to be paid. At least ten (10) days prior to the date that written notice of redemption is given to the holders of the 1998 Series A Convertible Preferred Stock, the Corporation shall make appropriate arrangements with the Transfer Agent for the delivery of funds and/or Common Stock necessary to make payment of the Redemption Price for all shares of the 1998 Series A Convertible Preferred Stock redeemed by the Corporation.

                 (b) On the Redemption Date, shares of the 1998 Series A Convertible Preferred Stock subject to redemption shall be automatically redeemed unless earlier converted pursuant to section 5. The holder of any shares of 1998 Series A Convertible Preferred Stock so redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Transfer Agent in exchange for payment of the Redemption Price and reissuance of the balance of the 1998 Series A Convertible Preferred Stock not otherwise converted or redeemed. On such surrender, the Transfer Agent shall cause to be issued and delivered a check, with all reasonable dispatch to the holder and such name or names as the holder may designate.

                (c) The Transfer Agent shall periodically, but not less frequently than monthly, provide to the Corporation an accounting of the 1998 Series A Convertible Preferred Stock tendered for redemption and the funds or Common Stock disbursed pursuant thereto. Following the expiration of a period of 120 days following the Redemption Date, the Transfer Agent shall provide to the Corporation a complete accounting of the 1998 Series A Convertible Preferred Stock redeemed and a list of all shares of 1998 Series A Convertible Preferred Stock remaining unconverted and not returned to the Corporation for redemption. Any certificates representing 1998 Series A Convertible Preferred Stock received by the Transfer Agent subsequent to the return of funds to the Corporation will be promptly delivered to the Corporation. The Corporation shall pay all costs associated with establishing and maintaining any bank accounts for funds deposited with the Transfer Agent, including the costs of issuing any checks.

     7.     Additional Provisions
            ---------------------

            7.01 No change in the provisions of the 1998 Series A Convertible Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of 1998 Series A Convertible Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of 1998 Series A Convertible Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from time to time.

            7.02 The shares of 1998 Series A Convertible Preferred Stock shall be transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the

Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the share of 1998 Series A Convertible Preferred Stock so transferred to the person entitled thereto.

            7.03 The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion or redemption of any share of 1998 Series A Convertible Preferred Stock.

            7.04 Any notice required or permitted to be given to the holders of the 1998 Series A Convertible Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepared to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.


     IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 1998 Series A Convertible Preferred Stock of the Corporation has been executed this 26th day of March, 1998.

ATTEST:                            QUILL INDUSTRIES, INC.



By /S/ Roman Isip, Secretary       By /S/ R. Lee Matzig, President


STATE OF UTAH          )
                        :ss
COUNTY OF SALT LAKE    )

     On March 26, 1998, before me the undersigned, a notary public in and for the above county and state, personally appeared R. Lee Matzig and Roman Isip, who being by me duly sworn, did state, each for themselves, that he, R. Lee Matzig, is the president, and that he, Roman Isip, is the secretary, of QUILL INDUSTRIES, INC., a Nevada corporation, and that the foregoing Designation of Rights, and Preferences of 1998 Series A Convertible Preferred Stock of QUILL INDUSTRIES, INC., was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

                                       WITNESS MY HAND AND OFFICIAL SEAL.


                                      /S/ Elliott N. Taylor, NOTARY PUBLIC